Mail Stop 3628
                                                              September 11,
2020


    David Rands
    Executive Vice President and CFO
    VW Credit, Inc.
    2200 Ferdinand Porsche Drive
    Herndon, Virginia 20171

            Re:   Volkswagen Auto Loan Enhanced Trust 2018-2
                  Form 10-K for Fiscal Year Ended December 31, 2019 Filed March 30, 2020
                  File No. 333-205992-02

    Dear Mr. Rands:

           We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                              Sincerely,

                                                              /s/ Arthur C.
Sandel

                                                              Arthur C. Sandel
                                                              Special Counsel
                                                              Office of
Structured Finance


    cc:     Stuart Litwin, Esq., Mayer Brown LLP
            Kevin McDonald, Esq., VW Credit, Inc.